UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)
July 22, 2014

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

000-52991	90-0814124
(Commission File Number)	(IRS Employer Identification No.)

9171 Towne Centre Drive, Suite 440, San Diego, CA 92122
(Address of principal executive offices) (Zip code)

858-964-5123
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Debenture Conversion

Amendment to the January 15, 2013 Line of Credit Debenture Conversion

On July 22, 2014, we agreed with Dr. Bassam Damaj (“Dr. Damaj”), the holder of an 8% convertible debenture line of credit (“LOC Debenture”) issued on January 15, 2013 and amended on March 18, 2013, May 6, 2013, November 11, 2013 and February 19, 2014, to amend the principal amount (the “Principal Amount”) that may be borrowed from up to $1,000,000 to up to $1,500,000. The Company will re-pay the LOC Debenture upon the earliest of (i) the consummation of one or more transactions pursuant to which the Company raises, through the sale of additional equity capital or debt net proceeds, an amount at least equal to $4,000,000; or (ii) July 1, 2016. The Principal Amount, as provided by Dr. Damaj, shall bear interest at the rate of eight percent (8%) per annum based on a 365-day year. Interest shall be payable on the Maturity Date.

Up to $1,000,000 of the Principal Amount plus interest may be converted to common stock of the Company at the discretion of the Company upon either of the two events mentioned above. As of the date of this report, the Principal Amount is $171,877.50.

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits.

Exhibit No.	Description

10.1	Third Amended and Restated 8% Convertible Debenture

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 23, 2014

Innovus Pharmaceuticals, Inc.

	By	/s/ Bassam Damaj
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amended and Restated 8% Convertible Debenture